UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 11, 2014 (September 5, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 5, 2014, American Realty Capital – Retail Centers of America, Inc. (the “Company”) closed its acquisition of the fee simple interest in the Shops at Shelby Crossing power center located in Sebring, Florida (the “Property”) at a contract purchase price of $30.0 million, exclusive of closing costs. The Company acquired the Property through an indirect wholly-owned subsidiary of its operating partnership. The seller of the Property is Sebring Landing, LLC (the “Seller”). The Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The Property contains 236,081 rentable square feet and is 89% leased to 16 tenants. Four tenants, Ross Stores, Inc. (NASDAQ: ROST), The TJX Companies, Inc. (Marshalls) (NYSE: TJX), Petco Animal Supplies, Inc., each of which is rated by major credit rating agencies, and Gold’s Gym, represent 47% of the annualized rental income of the Property.

The lease to Ross Stores, Inc. contains 29,940 rentable square feet. The lease commenced in November 2007, has a 10-year term and expires in January 2018. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to The TJX Companies, Inc. contains 28,634 rentable square feet. The lease commenced in September 2007, has a 10-year term and expires in September 2017. The lease contains no rental escalations during the original lease term. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to Petco Animal Supplies, Inc. contains 17,296 rentable square feet. The lease commenced in December 2007, has a 10-year term and expires in December 2017. The lease contains no rental escalations during the original lease term. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.3 million.

The lease to GGSB, LLC, a franchisee of Gold’s Gym, contains 30,937 rentable square feet. The lease commenced in December 2009, has a 10-year term and expires in November 2019. The lease contains a 4.3% rental escalation in 2014. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $0.4 million.

The Company funded the acquisition of the Property with proceeds from the sale of its common stock and the assumption of $24.2 million in existing mortgage debt secured by the Property under the Acquired Mortgage discussed below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Assumed Goldman Sachs Mortgage Debt

The Property is encumbered by an existing mortgage (the “Mortgage”) pursuant to a loan agreement and related documents (the “Loan Agreement”), dated as of March 6, 2014, by and between Sebring Landing, LLC, as borrower (the “Borrower”), and Goldman Sachs Mortgage Company, as lender (“Goldman Sachs”), which was subsequently assigned by Goldman Sachs to Wells Fargo Bank, National Association, as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates Series 2014-GC20 (the “Lender”). In connection with the Company’s acquisition of the Property, the Company, American Realty Capital Retail Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), and the Borrower entered into an assumption and release agreement, pursuant to which the Borrower reaffirmed its obligations under the Mortgage and the Company agreed to replace the Borrower. The Company and the Operating Partnership also entered into a separate Guaranty Agreement with the Lender, pursuant to which the Company and the Operating Partnership agreed to guarantee certain obligations of the Borrower under the Loan Agreement.

At closing, the Company assumed a $24.2 million mortgage note payable (the “Acquired Mortgage”) secured by the Property. The Acquired Mortgage requires a payment of monthly principal and interest payments with all principal outstanding being due on the maturity date in March 2024. The Acquired Mortgage bears interest at 4.8975% per annum. The Acquired Mortgage may be prepaid not more than three years in advance of the maturity date, in whole, with 30 days’ notice, with no prepayment premium or penalty. In the event of a default, the lender has the right to terminate its obligations under the Acquired Mortgage and accelerate the payment on any unpaid principal amount of the Acquired Mortgage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

Date: September 11, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors